Exhibit 99

For Immediate Release

Contacts:	Randall H. Morgan Chief Financial Officer Crown Andersen Inc. 306 Dividend Drive Peachtree City, Georgia 30269

Crown Andersen Inc. Receives Nasdaq

Marketplace Rule 4310(c)(14) Letter

PEACHTREE CITY, GEORGIA – January 21, 2004—Crown Andersen Inc. (Nasdaq: CRAN), today announced, in conformance with Nasdaq’s Marketplace Rule 4815(b), that it has received a letter from Nasdaq indicating that Crown Andersen does not comply with Marketplace Rule 4310(c)(14), which requires the company to provide Nasdaq with copies of all reports required to be filed with the Securities and Exchange Commission. According to the letter, Crown Andersen’s common stock will be delisted from The Nasdaq Stock Market at the opening of business on January 26, 2004 unless the company requests a hearing in accordance with Marketplace Rule 4800 Series.

As noted in Crown Andersen’s Form 12b-25 filing with the SEC on December 30, 2003, the company discovered information that caused it restate its financial statements for the year ended September 30, 2002. Crown Andersen filed amended annual and quarterly reports for the year ended September 30, 2002 and the subsequent quarters on January 7, 2004. Due to the effort involved in the restatement, the company was not able to file its annual report on Form 10-KSB within the prescribed time period. Crown Andersen is currently preparing its annual report and seeks to complete this process as quickly as possible. The company will file its annual report promptly upon its completion. While no assurance can be given, Crown Andersen currently expects to file its annual report with the SEC during the week of February 2, 2004. In the meantime, the company will consider whether it desires to request a hearing with Nasdaq concerning Nasdaq’s notification.

About Crown Andersen

Crown Andersen Inc., through its subsidiaries, designs, manufactures, sells and installs a wide range of industrial air pollution control and air handling systems, product recovery equipment, and a complete line of medical, chemical and industrial waste treatment equipment and systems.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Crown Andersen cautions readers that results and events subject to forward-looking statements could differ materially from those in the forward-looking statements.

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